Exhibit 99.1

FOR IMMEDIATE RELEASE

August 30, 2005

CenterState Banks of Florida, Inc. to

acquire CenterState Bank Mid Florida

WINTER HAVEN, FL. – August 30, 2005 — CenterState Banks of Florida, Inc. Chairman and CEO Ernest S. Pinner and CenterState Bank Mid Florida CEO Timothy A. Pierson jointly announced today that the companies have executed a letter of intent for CenterState Banks of Florida, Inc. to acquire CenterState Bank Mid Florida. The consideration to be offered to CenterState Bank Mid Florida shareholders is $14.50 per share, consisting of $4.35 of cash and $10.15 of CenterState Banks of Florida, Inc. common stock. The aggregate consideration is approximately $14.5 million.

CenterState Bank Mid Florida is a new bank that opened for business in January 2004, in Leesburg, Florida, which is in Lake County in the center of the State. Shortly after it opened, it purchased two small Lake County branches from CenterState Banks of Florida, Inc., which was CenterState Banks’ only presence in Lake County. Today the two institutions are announcing a transaction of a larger institution which has increased its market presence in an area that fits very well with CenterState Banks of Florida, Inc.’s overall market strategy.

Today, CenterState Bank Mid Florida operates from a total of three locations, all within Lake County. It has total assets of approximately $68.9 million, total loans of $40.6 million, total deposits of $59.8 million, and total equity of approximately $9.0 million. Mr. Pinner is the Chairman of both companies. James Stalnaker, Jr., an executive of CenterState Banks of Florida, Inc., is also a director of CenterState Bank Mid Florida. Mr. Pierson, the President and CEO of CenterState Bank Mid Florida, was previously an executive vice president of a subsidiary bank owned by CenterState Banks of Florida, Inc.

CenterState Banks of Florida, Inc. (NASDAQ SYMBOL: CSFL) is a multi bank holding company that operates through four wholly owned bank subsidiaries with 25 locations in seven Counties throughout Central Florida. As of July 31, 2005, it had total assets of approximately $845.9 million, total loans of $487.6 million, total deposits of $693.0 million, and total equity of approximately $95.3 million.

The transaction, expected to close within the first quarter of 2006, is expected to be neutral to slightly dilutive to earnings in the first year and accretive to earnings in the second year. CenterState Bank Mid Florida will operate as an additional independent wholly owned subsidiary of the holding company. The transaction is subject to the execution of a definitive agreement and all required shareholder and regulatory approvals.

For additional information contact Ernest S. Pinner, CEO, CenterState Banks of Florida, Inc. at 863-293-2600 or Timothy A. Pierson, CEO, CenterState Bank Mid Florida at 352-323-9000.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements related to future events, other future financial performance or business strategies, and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other

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comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot be assured that future results, levels of activity, performance or goals will be achieved.

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